UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 3, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Loan for $250,000

Ardent Mines Limited (the “Company”) has received a loan in the amount of $250,000 from Tumlins Trade Inc.  In connection with such loan, the Company has issued a note to Tumlins Trade Inc. dated as of April 3, 2012 (the “Tumlins Note”).  The Tumlins Note has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of the Tumlins Note, the interest rate shall increase to fifteen percent (15%) per annum.  The Tumlins Note contains customary provisions regarding events of default.

Notes

On May 3, 2012, the Company issued the following notes to CRG Finance AG (i) one note dated as of March 2, 2012 in the amount of $30,000; and (ii) one note dated as of April 3, 2012 in the amount of $50,000 (collectively, the “CRG Notes”).  Each of the CRG Notes has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of either of the CRG Notes, the interest rate on such note shall increase to fifteen percent (15%) per annum.  Each of the CRG Notes contains customary provisions regarding events of default.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ Urmas Turu
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  May 4, 2012